Exhibit 99.1

Anthemis Digital Acquisitions I Corp Receives Noncompliance Notice and Regained

Compliance Notice Regarding Late Form 10-Q Filing From Nasdaq

NEW YORK, Dec. 21, 2021 – Anthemis Digital Acquisitions I Corp (NASDAQ: ADALU) announces that on December 15, 2021, as a result of its failure to timely file with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 (the “Form 10-Q”), it received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company was not in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1). Nasdaq’s listing rules provide the Company with 60 calendar days from the date of the notice to submit a plan to regain compliance. The Nasdaq notice has no immediate effect on the listing or trading of the Company’s securities on Nasdaq. As previously disclosed by the Company in its Form 12b-25 filed with the SEC on December 10, 2021, the Company was unable to file its Form 10-Q by its original deadline without unreasonable effort or expense.

The Company fully regained compliance with the Nasdaq continued listing requirements as a result of filing the Form 10-Q on December 17, 2021, which eliminated the need for the Company to submit a formal plan to regain compliance. On December 20, 2021, the Company received a Notice from Nasdaq confirming that the Company had regained compliance with Nasdaq Listing Rule 5250(c)(1) and that the matter was closed.

About Anthemis Digital Acquisitions

Anthemis Digital Acquisitions (“ADA”), named after the first computer programmer and pioneer, Ada Lovelace, is a publicly traded special purpose acquisition corporation with a focus on acquiring a company in the digital financial services industry. ADA intends to focus its search in the area of digital financial services and on companies that reflect our core guiding principles of collaboration, virtuous cycle outcomes and a commitment to diversity, equity and inclusivity. Our 100% female-led and ESG focused management team and board are positioned at the center of the North American and European fintech ecosystem. The team has a reputation for building trusted relationships with founders and its ability to identify and implement value creation will remain central to the differentiated acquisition strategy.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Elise Brown

Director of Marketing

c/o Anthemis Digital Acquisitions I Corp

122 Hudson, 3rd Floor

New York, NY 10013, USA

info@anthemisdigitalacquisitions.com